[MYERS LOGO]

September 9, 2024

[Executive name]

1293 South Main Street

Akron, OH 44301

Re: Notice of Award of Executive Retention Cash Bonus (“Notice”)

Dear [first name]:

Executive Retention Bonus. Myers Industries, Inc. (the “Company”) is offering to pay you (the “Executive”) the “Executive Retention Bonus” set forth in the table below if you remain in the employ of the Company through the first anniversary of this Notice (the “Retention Date”). The Executive Retention Bonus will be paid, net of applicable taxes and withholdings, as of the first payroll date following the Retention Date, subject to the terms of this Notice.

Retention Date 12 month anniversary

Executive Retention Bonus $[75% base salary]

Termination During Retention Period. If your employment with the Company is terminated (i) by reason of your death or disability, or (ii) by the Company without Cause or by you for Good Reason prior to the Retention Date (an “Acceleration Event”), then you will be entitled to receive the full Executive Retention Bonus, net of applicable taxes and withholdings, payable within 30 days after the date of such termination, and calculated without reduction for the accelerated payment. If your employment terminates for any other reason prior to the Retention Date, your right to the Executive Retention Bonus will be forfeited and you will not be entitled to receive the Executive Retention Bonus. For purposes of this Notice, “disability” shall mean a physical or mental incapacity that prevents the Executive from performing his or her duties for a period of one hundred eighty (180) consecutive days.

No Right of Employment. Nothing in this Notice shall confer upon the Executive any right to continue in the employ or service of the Company or any of its subsidiaries or interfere with or restrict in any way with the right of the Company or any such subsidiary to terminate the Executive’s employment at any time for any reason whatsoever, with or without Cause.

Acknowledgment and Section 409A Compliance.

(a) Executive acknowledges that neither the Company nor any of the Company’s affiliates, officers, shareholders, employees, agents or representatives has provided or is providing the Executive with tax advice regarding the Executive Retention Bonus subject to this Notice or any other matter, and the Company has urged the Executive to consult with his or her own tax advisor with respect to the tax consequences associated with the Executive Retention Bonus.

(b) It is intended that this Notice and the Executive Retention Bonus comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Notice and the terms hereof shall be interpreted and administered in a manner consistent with such intent, although in no event shall the Company or any of its affiliates have any liability to the Executive if this Notice or the terms hereof are determined not to comply with Section 409A of the Code. For purposes of this Agreement, termination of employment means a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

(c) Whenever payment under this Notice specifies a payment period with reference to a number of days (e.g., payment may be made within thirty (30) days after the Retention Date), the actual date of payment within the specified period will be determined solely by the Company.

(d) If the Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of his or her “separation from service” within the meaning of Section 409A of the Code, then any payment otherwise required to be made to Executive under this Agreement on account of his or her separation from service, to the extent such payment (after taking into account all exclusions applicable to such payment under Section 409A of the Code) is properly treated as deferred compensation subject to Section 409A of the Code, shall not be made until the first business day after (i) the expiration of six months from the date of the Executive’s separation from service, or (ii) if earlier, the date of the Executive’s death.

Cause and Good Reason. For purposes of this Notice, the terms “Cause” and “Good Reason” shall have the meanings and conditions ascribed to those terms in the Myers Industries, Inc. Senior Officer Severance Plan, as amended and restated effective April 26, 2023, and as amended October 25, 2023.

Waiver and Modification. The provisions of this Notice may not be waived, modified or amended unless such waiver, modification or amendment is in writing and signed by the parties hereto.

Interpretation. All decisions or interpretations made by the Compensation Committee of the Company’s Board of Directors with regard to any question arising under this Notice shall be binding and conclusive on the Company and the Executive.

Governing Law. This Notice shall be governed by and construed exclusively in accordance with the laws of the State of Ohio, regardless of choice of law requirements.

Please sign below to indicate your agreement with the terms and conditions of this Notice.

Sincerely,

/s/ F. Jack Liebau, Jr.

F. Jack Liebau, Jr.

Chairman of the Board of Directors

Accepted and Agreed to by:

Signed:

Name:

Dated: